EXHIBIT 99.1

Ascendia Brands Announces Delay in Filing of Form 10-K

June 13, 2006, 4:00 PM EST

Lawrenceville, N.J.-(BUSINESS WIRE)-June 13, 2006. Ascendia Brands, Inc. (AMEX: ASB) today announced a delay in the filing of its Annual Report on Form 10-K for the fiscal year ended February 28, 2006.

Ascendia has notified the American Stock Exchange that, in connection with the preparation of its financial statements for the fiscal year ended February 28, 2006, it is examining among other things the accounting treatment of certain items related to the May, 2005 merger of a wholly owned subsidiary of Cenuco, Inc. (“Cenuco”) and Hermes Acquisition Company I LLC, the holding company for Ascendia’s health and beauty care business. For accounting purposes, the merger was treated as an acquisition of Cenuco, which now comprises Ascendia’s wireless applications development division. Specifically, Ascendia is examining (i) whether it is appropriate to consider a merger date fair market value for Cenuco that is different from the traded market value of Cenuco stock at the time of the merger and (ii) the allocation of the purchase price under the reverse acquisition to the fair market value of the assets acquired and the liabilities assumed. Depending upon the outcome of the above considerations, Ascendia is also continuing to examine whether it is appropriate to record an impairment charge related to the goodwill established in the Cenuco merger.

Ascendia anticipates completing this examination and filing its Annual Report on Form 10-K by June 30, 2006. Although the full effect of any adjustments remains to be determined, Ascendia estimates that the combined amount of any reduction in the initial valuation of the Cenuco business, coupled with any impairment charge that may be recorded against goodwill in the fourth quarter of fiscal 2006, will be in the region of $14.5 million.

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care (HBC) products sector. In November 2005, Ascendia expanded its range of product offerings in the HBC market through the acquisition of a series of brands, including Baby Magic(R), Binaca(R), Mr. Bubble(R) and Ogilvie(R). The company is headquartered in Lawrenceville, New Jersey. The company operates two manufacturing and distribution facilities, in Binghamton, New York, and Toronto, Canada.

Visit us on the web at http://www.ascendiabrands.com

For more information contact Elizabeth Houlihan at (609) 219-0930, ext 139, ehoulihan@ascendiabrands.com

Forward Looking Statements

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding the anticipated filing date for its Form 10-K, business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.